EXHIBIT 99.2

                      VALENCE TECHNOLOGY REPORTS RESULTS OF
                      THIRD QUARTER ENDED DECEMBER 31, 2000

RECENT HIGHLIGHTS:

o COMPLETION OF TELCORDIA PATENT ACQUISITION POSITIONS VALENCE TO BECOME THE LEADING LICENSOR OF LITHIUM-ION POLYMER TECHNOLOGY WORLDWIDE

o    COMPANY RECEIVES ADDITIONAL FINANCING AND NEW CONTRACTS IN FOURTH QUARTER

HENDERSON, NEV. - February 14, 2001 - Valence Technology Inc. (Nasdaq: VLNC), a leader in the development and commercialization of solid-state lithium-ion polymer rechargeable batteries, today reported financial results for the third quarter and nine-month period of fiscal year 2001 ended December 31, 2000.

For the third quarter of FY 2001, the company reported a net loss of $10.6 million, or ($0.28) per share, on 38.0 million weighted average shares outstanding, compared with a net loss of $10.1 million, or ($0.32) per share, on
31.5 million weighted average shares outstanding for the third quarter of fiscal 2000. For the quarter, Valence reported revenues of $1.9 million, compared with revenues of $408,000 in the third quarter of fiscal 2000.

Lev Dawson, CEO of Valence Technology, Inc. stated, "Our third quarter financial results are generally as we expected, however, they do not clearly reflect our new business model nor the expected financial benefits from our recent acquisition of Telcordia's lithium-ion patents. In addition to providing us with a suite of patents, this milestone acquisition provided us with 15 existing licensees. As a result, we are expecting revenue increases from licensing activities to begin in the fourth quarter and expand in ensuing quarters.

"Our focus in FY 2002 will clearly be the execution of the licensing strategy we put in place following our acquisition of Telcordia's remaining patents in lithium-ion polymer technology. Our priorities for FY 2002 will be to continue to drive growth across all three of our primary business segments:
worldwide licensing, product sales and battery material sales."

Research and development expenses were $4.8 million for the third quarter of fiscal 2001, compared with $5.7 million for the third quarter of fiscal 2000. General and administrative expenses were $1.5 million in the third quarter of fiscal 2001, compared with $2.1 million in the comparable year-ago period.

At December 31, 2000, Valence had cash and cash equivalents of $2.0 million, total assets of $72.7 million, and stockholders' equity of $35.1 million.


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For the nine month period ended December 31, 2000, the Company reported a net loss of $29.2 million, or ($0.78) per share, on 37.6 million weighted average shares outstanding, compared with a net loss of $28.1 million, or ($0.98) per share, on 28.7 million weighted average shares outstanding for the comparable year-ago period. For the nine months, Valence reported revenues of $6.0 million, compared with revenues of $797,000 in the nine months of fiscal 2000.

FOURTH QUARTER 2001 GUIDANCE

Based on expected market and economic conditions and other factors, Valence Technology expects to report total revenue in the fourth quarter of 2001 in excess of $3 million.

These amounts represent the Company's best estimates at this time. The Company may provide financial guidance in future press releases. Valence reserves the right to adjust its guidance at any time but does not undertake any obligation to update or revise any guidance or other forward looking statements, whether as a result of new developments or otherwise.

NEW FINANCING

In the fourth quarter, the Company completed the acquisition of approximately $30 million in cash and other assets from West Coast Venture Capital Inc. in exchange for approximately 3.5 million newly issued shares of Valence stock with a two year lock up.

COMPANY COMPLETES TELCORDIA PATENT ACQUISITION

In December 2000, Valence completed its acquisition of Telcordia Technologies, Inc.'s remaining patents for lithium-ion (Li-ion) rechargeable battery technology. These rights include 42 U.S. patents, 14 U.S. patents pending and more than 200 foreign patents issued and pending. Valence also acquired the PLiON(TM) (plastic lithium-ion) trademark and gained rights to future royalties from 15 Telcordia licensees.

"We believe that most lithium-ion polymer batteries manufactured worldwide are now dependent upon Valence patents. Valence's licensing plan allows previous competitors to enter into a strategic relationship with Valence as they keep pace with market trends. Additionally, we expect that our licensing plan will provide us with multiple revenue streams from licensing, royalty and material sales. Valence's possession of nearly all of the major patents for Li-ion polymer batteries has created a substantial barrier to market entry for potential rivals," concluded Mr. Dawson.

RECENT CONTRACTS

In January, Hanil Valence, a Korean-based joint venture between Valence Technology and Hanil Cement Co. Ltd., announced an agreement to provide over 30 million lithium-ion polymer batteries to a Chinese company over the next five years. The agreement is subject to approval by the Chinese government's Ministry of Telecommunications and Post. The value of the contract will be disclosed following the completion of the trial period, currently expected to occur in July 2001. In December, a joint venture between Valence and Alliant Techsystems announced a


                                     Page 7
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contract through Northrop-Grumman Corp. to develop a Li-ion polymer battery for use in the U.S. Navy's Advance Seal Delivery System.

INVESTOR CONFERENCE CALL

Management will hold a conference call to discuss the company's results at 4:30 p.m. EST on Wednesday, February 14, 2001. Audio of the call will be accessible to the general public via the web at HTTP://WWW.VCALL.COM.

ABOUT VALENCE TECHNOLOGY INC.

Valence is the leader in the design, manufacture and marketing of rechargeable lithium-ion polymer batteries. In December 2000, Valence acquired Telcordia Technologies Inc.'s remaining patents in lithium-ion polymer battery technology. Valence operates facilities in Henderson, Nevada and Mallusk, Northern Ireland. Valence is traded on the Nasdaq National Market under the symbol VLNC. Valence can be found on the Internet at http://www.valence.com.

THE INFORMATION CONTAINED HEREIN INCLUDES FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. IN PARTICULAR, THE ESTABLISHMENT, DEVELOPMENT AND POTENTIAL SUCCESS OF PRODUCT DEVELOPMENT AND PRODUCTION OUTCOMES ARE SUBJECT TO RISKS AND UNCERTAINTIES BOTH WITHIN AND OUTSIDE VALENCE'S CONTROL. RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE IDENTIFIED IN THIS NEWS RELEASE, INCLUDE: OUR ABILITY TO INTEGRATE LICENSING INTO OUR OPERATIONS, INCLUDING THE MANAGEMENT OF THE EXISTING TELCORDIA LICENSES, OUR ABILITY TO ENTER INTO NEW LICENSE AGREEMENTS AND RENEW EXISTING AGREEMENTS, OUR ABILITY TO PERFORM ON OUR EXISTING PURCHASE ORDERS AND TO OBTAIN NEW PURCHASE ORDERS, THE AVAILABILITY AND ACCEPTANCE OF OUR PRODUCTS, THE IMPACT OF COMPETITIVE PRODUCTS AND GENERAL ECONOMIC CONDITIONS . THESE RISK FACTORS AND OTHERS ARE DESCRIBED FROM TIME TO TIME IN VALENCE'S SEC REPORTS, INCLUDING ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 2000 AND ON FORM L0-Q FOR THE QUARTERS JUNE 30, 2000 AND SEPTEMBER 30, 2000 TO WHICH READERS ARE REFERRED.


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
                            VALENCE TECHNOLOGY, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                           THREE MONTHS ENDED            NINE MONTHS ENDED
                                           ------------------            -----------------
                                          DEC. 31,      DEC. 26,       DEC. 31,      DEC. 26,
                                            2000          1999          2000           1999
                                         ----------    ----------    -----------    ----------
Revenue
    Battery and laminate sales           $    1,854    $      408    $     5,955    $      797
                                         ----------    ----------    -----------    ----------
        Total revenue                         1,854           408          5,955           797

Cost of sales                                 2,893             -         15,222             -
    IDB revenue grants                         (190)            -         (2,117)            -
                                         ----------    ----------    -----------    ----------
        Net cost of sales                     2,703             -         13,105             -
                                         ----------    ----------    -----------    ----------
Gross margin                                   (849)          408         (7,150)          797

Expenses
Research and product development              4,821         5,674          7,657        14,958
    Marketing                                   187            69            547           179
    General and administrative                1,469         2,130          4,651         5,170
    Depreciation and amortization             2,849         2,292          8,082         6,553
                                         ----------    -----------   -----------    ----------
        Total expenses                        9,326        10,165         20,937        26,860
                                         ----------    ----------    -----------    ----------
Operating loss                              (10,175)       (9,757)       (28,087)      (26,063)

Interest and other income                       191           165            905           337
Interest and other expense                     (591)         (480)        (1,544)       (1,314)
Equity in earnings (loss) of
   joint venture                                  -             -           (345)         (555)
                                         ----------    ----------    -----------    ----------
        Net operating loss                  (10,575)      (10,072)       (29,071)      (27,595)

Beneficial conversion feature
   on preferred stock                           (53)          (76)          (158)         (507)
                                         ----------    ----------    -----------    ----------
Net loss available to
  common stockholders                    $  (10,628)   $  (10,148)   $   (29,229)   $  (28,102)
                                         ==========    ==========    ===========    ==========
Net loss per share available
  to common stockholders,
   basic and diluted                     $    (0.28)   $    (0.32)   $     (0.78)   $    (0.98)

Shares used in computing net
  loss per share available to
  common stockholders,
  basic and diluted                          38,041        31,461         37,570        28,687


                            VALENCE TECHNOLOGY, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                    DECEMBER 31,    MARCH 31,
                                                                        2000          2000
                                                                    ------------   -----------
                     ASSETS
Current Assets
   Cash and cash equivalents                                        $      2,011   $    24,556
   Trade receivables                                                       3,311         1,292
   Other receivables                                                         780           577
   Grant receivable                                                        2,113             -
   Inventory                                                               5,694         1,641
   Prepaid and other current assets                                          928         1,597
                                                                    ------------   -----------
        Total current assets                                              14,837        29,663

   Property, plant, and equipment, net                                    31,628        28,508
   Intellectual Property                                                  26,250             -
   Investment in joint venture                                                 -           345
                                                                    ------------   -----------
        Total assets                                                $     72,715   $    58,516
                                                                    ============   ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
     Current portion of long-term debt                              $      1,792   $       402
   Short-term borrowing                                                    2,000             -
   Accounts payable                                                        4,532         6,060
   Accrued expenses                                                        3,406         2,882
   Accrued royalties and license fees                                          -         2,000
   Grant payable                                                           1,806         1,923
   Accrued compensation                                                      355           389
                                                                    ------------   -----------
        Total current liabilities                                         13,891        13,656

   Deferred revenue                                                        2,500         2,500
   Long-term debt, less current portion                                    4,961         3,937
   Long-term debt to stockholder                                          13,920         8,432
                                                                    ------------   -----------
        Total liabilities                                                 35,272        28,525

   Mandatory redeemable convertible preferred stock                        2,303         2,146
     Stockholders' equity                                                 35,140        27,845
                                                                    ------------   -----------
        Total liabilities, mandatory redeemable
        convertible preferred stock,
        and stockholders' equity                                    $     72,715   $    58,516
                                                                    ============   ===========